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                 ENHANCED GUARANTEED MINIMUM DEATH BENEFIT RIDER

General

This Rider is made part of the Contract to which it is attached and is subject to all of the applicable provisions in the Contract. It provides an additional benefit, the "Enhanced Guaranteed Minimum Death Benefit" in the event of the death of the Covered Person prior to the Income Date. The Covered Person is the person whose death causes the death benefit to be paid.

Definitions

         Highest Anniversary Value: The Highest Anniversary Value is equal to the greatest anniversary value attained from the following:

         Upon our receipt of proof of death, we calculate an anniversary value for each Contract Anniversary before the Owner's death excluding, however, Contract Anniversaries that come after the Owner attains the age shown in the Schedule. An anniversary value is equal to the Account Value on a Contract Anniversary, increased by the dollar amount of any purchase payments made since that Contract Anniversary and reduced for any withdrawals (including any associated surrender charge and Market Value Adjustment incurred) taken since that Contract Anniversary. The reduction will be made in proportion to the reduction in the Account Value that results from a withdrawal.

Enhanced Guaranteed Minimum Death Benefit

If this Rider is in force and the Covered Person dies before the Income Date, the definition of Highest Anniversary Value in this Rider replaces the definition of Highest Anniversary Value in the Contract Schedule. The amount of the benefit is determined on the Valuation Date we receive proof of death.

Payment of  Enhanced Guaranteed Minimum Death Benefit

The Earnings Enhancement Death Benefit will be paid to the person or persons entitled to receive the death benefit according to the Contract upon receipt of written proof of death.

Charge for this Rider

The charge for this Rider is calculated as a percentage of the Account Value on the date of deduction. On the Contract Date, and on each corresponding monthly date thereafter (or the next following Valuation Date if that day is not a Valuation Date), the charge is deducted in proportion to the Sub-Accounts in which you are invested. The maximum charge for this Rider is shown in the Contract Schedule.

Effective Date

The Effective Date of this Rider is the Contract Date of the Contract to which it is attached.

Contract Continuation Option

If the Contract is being continued by the deceased Owner's spouse pursuant to the Contract Continuation Option, he or she may also elect to continue this Rider by notifying our Customer Service Center within 30 days of the Valuation Date we receive proof of the Owner's death. If elected by the new Owner, this Rider shall continue according to its terms and conditions, subject to our then existing rules on eligibility and the following conditions:

1. For the purposes of the "Effective Date" provision in this Rider, the Effective Date will be the Valuation Date that the new Owner elects to continue this Rider.

2. The charge for this Rider will be that which is then in effect for the new Owner's attained age.

3. For the purposes of determining the Highest Anniversary Value, it is initially set equal to the Account Value on the Valuation Date that the new Owner elects to continue this Rider.

4.   The  calculation  of  the  Highest   Anniversary  Value  will  exclude  all
     anniversary values for Contract Anniversaries prior to the date the surviving spouse becomes the new Owner.

Termination

This Rider will terminate on the date of the first to occur of the following events:

1. The Contract is surrendered or the entire Account Value is applied under an income plan.

2. The date of death of the Covered Person if (a) there is no spouse eligible to continue the Contract Continuation Option, or (b) an eligible spouse chooses not to continue the Contract under that Option.

3.   You request the termination of this Rider

You may terminate this Rider if you receive Qualifying Extended Medical Care or suffer from a Qualifying Terminal Illness as defined in the Waiver of Surrender Charge Rider. If you choose to terminate this Rider, you must send a written request to our Customer Service Center.

Terms

All of the terms used in this Rider have the same meanings as in the Contract unless otherwise clearly indicated in this Rider.



                           [GRAPHIC OMITTED][GRAPHIC OMITTED]
                                 President & CEO


DVA-EGMDB-2002